                                                                     EXHIBIT 12

                              MCA FINANCIAL CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                         Year ended January 31,
                                          ------------------------------------------------------------------------------------
                                          Proforma
                                            1996          1996            1995            1994            1993          1992
                                          --------      --------        --------        --------        --------      --------
Income (Loss) Before Federal
  Income Taxes .....................    $   51,293     $1,127,530      $ (175,162)     $  972,185      $  915,602    $  409,004

Add:
  Portion of Rents
   Representative of
   the Interest Factor .............       216,360        216,360         134,075          72,234          57,265        43,801
Interest on Indebtedness ...........     8,466,254      7,565,044       6,018,518       4,428,925         962,439       954,188
Amortization of
  Debt Expense .....................       862,417        687,390         421,189         286,009         102,675        ---
                                        ----------     ----------      ----------      ----------      ----------    ----------
                                        $9,596,324     $9,596,324      $6,398,620      $5,759,353      $2,037,981    $1,406,993
                                        ==========     ==========      ==========      ==========      ==========    ==========

Fixed Charges:
  Portion of Rents
   Representative of
   the Interest Factor .............    $  216,360     $  216,360         134,075          72,234          57,265        43,801
  Interest on Indebtedness .........     8,466,254      7,565,044       6,018,518       4,428,925         962,439       954,188
  Amortization of Debt Expense .....       862,417        687,390         421,189         286,009         102,675        ---
                                        ----------     ----------      ----------      ----------      ----------    ----------
                                        $9,545,031     $8,468,794      $6,573,782      $4,787,168      $1,122,379    $  997,989
                                        ==========     ==========      ==========      ==========      ==========    ==========

Ratio of Earnings
  To Fixed Charges .................          1.01*          1.13          ---               1.20            1.82          1.41

Deficiency of Earnings
  Over Fixed Charges ...............    $   ---        $   ---         $ (175,162)     $   ---         $   ---       $   ---


* This computation does not reflect earnings, if any to be derived from the investment of proceeds in excess of amounts required to retire the Series 1992 Subordinated Debentures.